Exhibit 10.4
Form of Award Agreement
THE INTERESTS IN CDIG MANAGEMENT CO. LLC AWARDED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED WITH, OR APPROVED OR DISAPPROVED BY, ANY FEDERAL OR STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY. SUCH INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER FEDERAL AND STATE SECURITIES LAWS, AND THE MANAGEMENTCO LLC AGREEMENT.
COWEN DIGITAL HOLDINGS
2022 EQUITY UNIT INCENTIVE PLAN
UPSTAIRS CLASS B UNIT AWARD AGREEMENT
This UPSTAIRS CLASS B UNIT AWARD AGREEMENT (this “Agreement”), by and between CDIG Management Co. LLC (the “Company”) and the individual named on the signature page hereto (“Participant”) is made as of the date set forth on such signature page hereto (the “Grant Date”) under the Cowen Digital Holdings 2022 Equity Unit Incentive Plan (the “Plan”).
WHEREAS, the Committee has determined that it would be in the best interest of the Company to grant Participant a number of Upstairs Class B Units on the terms and subject to the conditions set forth in this Agreement, the Plan, and the ManagementCo LLC Agreement.
NOW, THEREFORE, to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
1.Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Plan or in the Limited Liability Company Agreement of the Company, dated as of ___________, as amended or supplemented from time to time (the “ManagementCo LLC Agreement”).
1.1“Board” means the Board of Managers of Holdings.
1.2“Competitive Activity” means, directly or indirectly, on behalf of a Competitor engaging in any activity which is the same as or reasonably similar to: (a) the positions Participant has held or the activities Participant has performed in relation to the business of Cowen Digital Holdings LLC, including its direct and indirect investments (collectively the “CDIG Business”); (b) the activities Participant gained knowledge of by virtue of his or her work for the CDIG Business; or (c) any activity engaged in by any department, division, or other group Participant has managed on behalf of, or in connection with, the CDIG Business. Competitive Activity includes being involved in any manner as an employee, stockholder, owner, officer, director, partner, agent, consultant, independent contractor, registered representative or in any other corporate or representative capacity. Competitive activity applies within the United States; provided, however, that if Participant’s activities or position are located in, involve contact with or Participant conducts business with countries other than the United States, it includes such countries, as permitted by applicable law.
1.3“Competitor” includes any limited liability company, corporation, partnership, entity or person which is currently competitive with, or is preparing to be competitive with, the CDIG Business.

Exhibit 10.4
1.4“Good Standing” means Participant remains actively employed and (i) has not been given notice of the termination of Participant’s employment, (ii) has not given notice or resignation or resigned, and (iii) is not currently suspended or under investigation for conduct that could, in the Company’s good faith determination, result in a termination for Cause; provided that if Participant is party to an employment agreement in effect as of the Grant Date that includes a definition of “Good Standing,” the definitions set forth in such other agreement shall control for purposes of this Agreement.
1.5“Group Company” means any of the Company and each of its Affiliates.
1.6“Qualifying Retirement” means Participant’s voluntary resignation that satisfies each of the following conditions: (i) as of the date Participant provides resignation notice: (A) Participant is at least fifty-eight (58) years of age, (B) Participant has at least five (5) years of service; and (C) Participant’s age plus length of service equals at least sixty-eight (68) years; (ii) Participant has provided the Service Recipient with at least six (6) months’ prior written notice of Participant’s intention to voluntarily resign in order to retire (such notice to specify, among other things as may be required by the Service Recipient, the intended Retirement Date); (iii) Participant continues to use his or her best efforts in the performance of his or her duties and responsibilities, including hiring Participant’s replacement if requested by the Service Recipient, through Participant’s Retirement Date; (vi) Participant remains in Good Standing with the Service Recipient through Participant’s Retirement Date, and (v) Cause does not exist from the time the resignation notice is provided by Participant through Participant’s Retirement Date.
1.7“Retirement Date” means the date of Participant’s Termination due to a Qualifying Retirement.
2.Issuance of Award.
2.1Grant. Participant is hereby granted, effective as of the Grant Date, the number of Upstairs Class B Units set forth on the signature page hereto (the “Award”). Each Upstairs Class B Unit granted hereunder shall have the Profits Interest Hurdle set forth on the signature page hereto; provided that the Profits Interest Hurdle is subject to adjustment in accordance with the Plan and the ManagementCo LLC Agreement. The Upstairs Class B Units granted hereunder shall be treated as a separate “Profits Interest” in the Company within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191, issued by the Internal Revenue Service and the Company shall takes such actions as are necessary or advisable to effect such intent.
2.2Admission as a Member. If Participant is not a Member of the Company as of the Grant Date, concurrent with the execution of this Agreement and as a condition to the grant of the Award, Participant shall be admitted as a Member of the Company by (a) executing and delivering to the Company the Joinder in the form attached hereto as Exhibit A and (b) if applicable, delivering a Spousal Consent in the form attached hereto as Exhibit B executed by Participant’s spouse. Thereupon, Participant shall have all of the rights of a Member of the Company holding Upstairs Class B Units, subject to the terms and conditions of the ManagementCo LLC Agreement, the Plan and this Agreement. The Company and Participant acknowledge and agree that the Upstairs Class B Units are hereby issued to Participant for the performance of services to or for the benefit of the Company and its Affiliates. The Award is made pursuant to all of the provisions of the Plan and the ManagementCo LLC Agreement, which are incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. Participant acknowledges that the Upstairs Class B Units granted hereunder serve in satisfaction of any commitments or expectations in respect of any such interests.

Exhibit 10.4
2.3Section 83(b) Election. Exhibit C hereto sets forth a form of election under Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations thereunder (the “Section 83(b) Election”), and within 20 days after the Grant Date, Participant shall provide the Company with a copy of a completed Section 83(b) Election. Participant shall timely (within 30 days of the Grant Date) file such election with the Internal Revenue Service and shall thereafter notify the Company that Participant has made such timely filing. The Company makes no representations to Participant in respect of the tax consequences of the Section 83(b) Election (including in respect of the adequacy of the form of Section 83(b) Election) and Participant should consult his or her tax advisor regarding the consequences of the Section 83(b) Election, as well as the receipt, vesting, holding and sale of Upstairs Class B Units.
2.4Closing Conditions. Notwithstanding anything in this Agreement to the contrary, Participant shall have no rights under this Award (and this Award Agreement shall be null and void) unless: (a) Participant is an employee in Good Standing of the Company or one of its Affiliates on the Grant Date; (b) the representations under Section 4 of this Agreement are true and correct as of the Grant Date; (c) Participant is not in material breach of any agreement, obligation or covenant under this Agreement; and (d) Participant has executed and delivered to the Company, no later than 30 days after the Grant Date, this Agreement together with such other documents as may be required under the ManagementCo LLC Agreement, the Plan, and/or this Agreement, or as otherwise may reasonably be required or requested by the Company.
3.Vesting and Forfeiture.
3.1Units.
(a)Ten percent (10%) of the Upstairs Class B Units granted hereunder shall become vested on each of the first five (5) annual anniversaries of the Vesting Start Date set forth on the signature page hereto, in all cases, subject to Participant’s continued employment in Good Standing with the Company or an Affiliate through the applicable vesting date.
(b)Fifty percent (50%) of the Upstairs Class B Units granted hereunder shall become vested upon the first to occur of (i) a Sale of Holdings, (ii) an IPO, or (iii) a distribution to the holders of publicly traded stock of Cowen Inc. (COWN) of a majority of the voting common units of the Company, in each case subject to Participant’s continued employment in Good Standing with the Company or an Affiliate through the date of such event.
3.2Acceleration Upon Certain Events. All unvested Upstairs Class B Units shall immediately vest in full upon an event described in Section 3.1(b), above, subject to Participant’s continued employment in Good Standing with the Company or an Affiliate through the date of such event.
3.3Termination; Forfeiture; Company Repurchase Option.
(a)All unvested Upstairs Class B Units that do not become vested before Participant’s Termination shall be forfeited immediately upon such Termination, without consideration therefor; provided that if Participant has experienced a Qualified Retirement, the unvested Upstairs Class B Units shall continue to vest as of Participant’s Retirement Date, subject to Participant’s compliance with the covenants Section 5 hereof (Restrictive Covenants) for 12 months after Participant’s Qualified Retirement and (ii) Participant executing no later than 52 days after receipt, and not revoking, a release of claims in favor of the Company and its Affiliates, in a form that is acceptable to the Company.

Exhibit 10.4
(b)Following Termination, Participant shall retain all vested Upstairs Class B Units (if any), subject to (i) Participant’s compliance with the covenants Section 5 hereof (Restrictive Covenants) for 12 months after the Termination, (ii) Participant executing no later than 52 days after receipt, and not revoking, a release of claims in favor of the Company and its Affiliates, in a form that is acceptable to the Company, and (iii) the Company’s repurchase rights under Section 8 of the Plan.
(c)The provisions of Section 8 of the Plan (Company Repurchase Option, which includes a right to repurchase at less than fair market value under certain circumstances, including termination for Cause or non-compliance with restrictive covenants) shall apply with respect to all vested Upstairs Class B Units.
4.Investment Representations and Covenants of Participant.
4.1Upstairs Class B Units Unregistered. Participant acknowledges and represents that Participant has been advised by the Company that:
(a)Neither this Agreement nor the Upstairs Class B Units have been or will be registered with the Securities and Exchange Commission or under any state securities law. The Upstairs Class B Units must be held indefinitely and Participant must continue to bear the economic risk of the investment in the Upstairs Class B Units unless the offer and sale of such Upstairs Class B Units are subsequently registered under the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder, and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the ManagementCo LLC Agreement);
(b)There is no established market for the Upstairs Class B Units, and it is not anticipated that there will be any public market for the Upstairs Class B Units in the foreseeable future;
(c)A restrictive legend in the form set forth below and the legends set forth in the ManagementCo LLC Agreement shall be placed on the certificates, if any, representing the Upstairs Class B Units:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CDIG MANAGEMENT CO. LLC AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE; and
(d)A notation shall be made in the appropriate records of the Company indicating that the Upstairs Class B Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Upstairs Class B Units.

Exhibit 10.4
4.2Additional Investment Representations. Participant represents and warrants that:
(a)Participant’s financial situation is such that Participant can afford to bear the economic risk of holding the Upstairs Class B Units for an indefinite period of time, Participant has adequate means for providing for Participant’s current needs and personal contingencies, and Participant can afford to suffer a complete loss of Participant’s investment in the Upstairs Class B Units;
(b)Participant’s knowledge and experience in financial and business matters are such that Participant is capable of evaluating the merits and risks of the investment in the Upstairs Class B Units;
(c)Participant understands that the Upstairs Class B Units are a speculative investment that involves a high degree of risk of loss of Participant’s investment therein, there are substantial restrictions on the transferability of the Upstairs Class B Units and, on the Grant Date and for an indefinite period thereafter, there will be no public market for the Upstairs Class B Units and, accordingly, it may not be possible for Participant to liquidate Participant’s investment in case of emergency, if at all;
(d)Participant understands that the terms of this Agreement, the Plan, and the ManagementCo LLC Agreement provide that, if Participant ceases to be an employee of the Company or any of its Affiliates, or violates the applicable Restrictive Covenants, the Company has the right to repurchase the Upstairs Class B Units at a price that may, under certain circumstances, be less than the Fair Market Value thereof or Participant may forfeit the Upstairs Class B Units;
(e)Participant understands and has taken cognizance of all of the risk factors related to the acquisition of the Upstairs Class B Units and, other than as set forth in this Agreement, no representations or warranties have been made to Participant or Participant’s representatives concerning the Upstairs Class B Units or the Company or their prospects or other matters;
(f)Participant has been advised to consult Participant’s own legal, tax and financial advisors concerning this transaction and Participant has consulted with such advisors, if any, as Participant has seen fit in connection with this transaction;
(g)Participant has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Affiliates, the ManagementCo LLC Agreement, the Company’s organizational documents, and the terms and conditions of the acquisition of the Upstairs Class B Units, and to seek to obtain any additional information that Participant deems necessary;
(h)Participant understands the federal, state and local income and, to the extent applicable to Participant, non-U.S. tax consequences of the granting of the Upstairs Class B Units to Participant, the issuance of the Upstairs Class B Units to Participant, and the subsequent receipt of distributions, if any, in respect of the Upstairs Class B Units; and
(i)All information that Participant has provided to the Company and the Company’s representatives concerning Participant and Participant’s financial position is complete and correct as of the date of this Agreement.

Exhibit 10.4
5.Restrictive Covenants.
5.1Non-Competition Obligation. To safeguard Participant’s and the Company’s Protectable Interests (as defined below), Participant agrees that during Participant’s employment and Post-Employment Period (as defined below) after Participant’s employment terminates, Participant will not, without the prior written consent of the Company, directly or indirectly, on behalf of a Competitor, engage in Competitive Activity (the restriction under this Paragraph, the “Non-Competition Obligation”). The duration of the post-employment Non-Competition Obligation will be twelve (12) months following Participant’s Termination (the “Post-Employment Period”). Participant acknowledges that this Non-Competition Obligation is in addition to any Restrictive Covenants set forth in any agreement between Participant and a Group Company, and that such agreements are amended to add this Non-Competition Obligation; provided, however, that (i) if Participant’s work location immediately before Termination is a California office, Participant is not bound by the Non-Competition Obligation for the Post-Employment Period, and (ii) if Participant has agreed to a longer post-employment non-competition period in any agreement between Participant and a Group Company, the longer length of time governs.
5.2Employee Non-Solicitation. Participant agrees that during employment and the Post-Employment Period, Participant will not, without the Company's prior written consent, directly or indirectly: (a) solicit or induce, or cause others to solicit or induce, any employees of a Group Company to leave the applicable Group Company or in any way modify their relationship with the applicable Group Company; (b) hire or cause others to hire any employees of a Group Company; or (c) encourage or assist in the hiring process of any Group Company employee or in the modification of any such employee's relationship the Group Company, or cause others to participate, encourage or assist in the hiring process of any employees of a Group Company.
5.3Non-Disclosure of Confidential or Proprietary Information. Participant shall not at any time, whether during Participant’s employment or following the termination of Participant’s employment, directly or indirectly, publish, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law or as required as part of Participant’s position with the Company, any Confidential or Proprietary Information with respect to any aspect of its operations, business or clients. “Confidential or Proprietary Information” shall mean any secret, confidential or proprietary information of a Group Company that is not generally known to the public to which Participant gains access by reason of Participant’s employment and includes information relating to all principals, officers, and employees, all present or potential clients and investors; work product developed by and research conducted by a Group Company; research reports, models, and notes; business and marketing plans; sales, trading and financial data and strategies; legal and/or regulatory matters; operational costs; pitch books and presentation materials; client and investor lists; client contact and account information; pipelines; investor information; budgets; engagement letters; all current and prospective client confidential information; financial models; and internal procedures, manuals and guidebooks. This Section 5.3 does not prohibit any disclosure: (i) made for the purpose of reporting a suspected violation of law or claiming retaliation for reporting a violation of law in confidence to (A) the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, FINRA, or any other federal, state or local government, agency or commission (“Government Agency”), (B) Participant’s attorney, or (C) in a sealed court document; (ii) made in cooperation with an investigation by a Government Agency; or (iii) required pursuant to a subpoena or other legal process; provided, however, with respect to a disclosure under (iii), other than to a Government Agency, that Participant agrees to give the Company prompt written notice of the disclosure so that the Company may seek a protective order or waive Participant’s compliance with this paragraph. Upon Participant’s Termination for any reason, or at any other time requested by the

Exhibit 10.4
Service Recipient or the Company, Participant agrees to immediately return all Confidential or Proprietary Information in Participant’s possession, custody or control, and upon request of the Service Recipient or the Company, agrees to execute an affidavit confirming Participant’s compliance with this obligation.
5.4Non-Disparagement. Participant shall not at any time, whether during Participant’s employment or following any Termination, and shall not cause or induce others to, defame or disparage the Company or any Affiliate, or the directors, officers or employees of the Company or any Affiliate. Participant agrees not to take any action which is intended, or would reasonably be expected, to harm the reputation of a Group Company, or which would reasonably be expected to lead to negative publicity to a Group Company.
5.5Company Property. All records, files, memoranda, reports, customer information, client and investor lists, documents, Work Made for Hire (defined below) and equipment relating to the business of the Company or any Affiliate that Participant prepares or possesses, or with which Participant comes into contact, in either case while Participant is an employee of the Company or any Affiliate, shall remain the property of the Company or such Affiliate. Participant agrees that upon Participant’s Termination for any reason, Participant shall provide to the Company and any Affiliate, as applicable, all documents, papers, files, and other material in Participant’s possession and under Participant’s control that are connected with or derived from Participant’s services to the Company or any Affiliate.
5.6Intellectual Property. Participant agrees that the following, without limitation, belongs to and shall be the sole intellectual property of the Company: all inventions, improvements, products, designs, specifications, original works of authorship, trademarks, service marks, trade dress, discoveries, formulas, algorithms, processes, models, software or computer programs (including any modifications), data processing systems, analyses, data, techniques, trade secrets, know-how, ideas, creations, or work product (regardless of whether it contains Confidential or Proprietary Information or trade secrets), and any applications and registrations thereto, conceived, developed, made or improved on by Participant: (i) in the course of employment with or work for a Group Company; or (ii) with the use of a Group Company’s time, material or facilities in any way related to or pertaining to or connected with the present or anticipated business, development, work or research of a Group Company (“Work Made for Hire”). The Company shall exclusively own all rights, title and interest in any Work Made for Hire, and shall be the author for all purposes under copyright law. Participant hereby assigns such Work Made for Hire to the Company and agrees, without further compensation or consideration, to immediately take such actions to effect such assignment as may be requested by a Group Company. If any intellectual property is not deemed a Work Made for Hire, or if Participant, by operation of law, is deemed to obtain any rights to the Work Made for Hire, Participant shall irrevocably assign to the Company, without further compensation or consideration, Participant’s entire right, title, and interest in and to the intellectual property. Participant further agrees not to impermissibly reproduce, copy, display, distribute, forward, plagiarize, or use (whether in hardcopy or electronically, including via e-mail) any Third Party Copyrighted Materials in violation of any license, subscription agreement, or law. “Third Party Copyrighted Materials” are copyrighted works, other than those of a Group Company including printed articles from publications; electronic articles and reports in online publications; database content; websites; streaming media; musical compositions, mobile apps; online videos; movies; sound recordings, including in digital form such as downloads and streams; images; presentations; training materials; manuals; documentation; computer programs, software programs, and blogs.

Exhibit 10.4
5.7Compliance with Company Policies. Participant agrees to comply fully with the applicable internal policies of the Company and the Service Recipient. The Company’s right to modify these policies does not affect Participant’s duty to comply with these policies at all times.
5.8Participant Representations Supporting Restrictive Covenants. Participant acknowledges and recognizes the highly competitive nature of the Service Recipient’s and the Company’s businesses, that the Service Recipient will invest time and resources into Participant’s training and education in furtherance of Participant’s position, and that by virtue of Participant’s position, Participant will have access to the Service Recipient’s and the Company’s Confidential and Proprietary Information and trade secrets (collectively, “Protectable Interests”). Participant understands that the restrictive covenants contained in this Agreement may limit Participant’s ability to earn a livelihood in a position similar to or involving the same activities Participant perform for the Service Recipient, but Participant acknowledges that Participant will receive compensation and other benefits, including training and access to Confidential and Proprietary Information, sufficient to justify these restrictions. Participant further acknowledges that given Participant’s education, skills, and abilities, Participant does not believe that the restrictive covenants in this Agreement will prevent Participant from earning a livelihood; and Participant acknowledges that he or she has the right, and has had an opportunity, to consult an attorney with respect to these provisions. Participant recognizes that the Company would not award the Upstairs Class B Units pursuant to this Agreement if Participant was not willing to agree to the restrictive covenants contained in this Agreement. Participant agrees and acknowledges that nothing in this Section 5 shall in any way affect, limit or modify Participant’s liabilities or obligations under any employment agreement, consulting agreement, management services agreement, confidentiality agreement, noncompetition agreement, non-solicitation agreement or any similar agreement with the Company or any of its Subsidiaries.
5.9Breach/Injunctive Relief. In the event of a breach of this Section 5, in addition to being entitled to exercise all rights granted by law, including recovery of damages, the Company and the Service Recipient will be entitled to specific performance of its rights under this Agreement. Participant acknowledges that the Company shall suffer irreparable harm in the event of a Breach or prospective Breach, and that monetary damages would not be adequate relief. Accordingly, the Company shall be entitled to seek injunctive relief in any federal or state court of competent jurisdiction located in New York, or in any state in which Participant resides. Participant further agrees that the Company and the Service Recipient shall be entitled to recover all costs and expenses (including attorneys’ fees and expenses) incurred in connection with the enforcement of the Company’s rights hereunder including with respect to a Breach. For the avoidance of doubt, although a breach occurring more than 12 months after Participant’s Termination shall not result in forfeiture of vested Upstairs Class B Units, the Company and its Affiliates retain all rights under law and in equity to enforce their rights (including to recover damages for breach) under this Section 5 even after the 12-month period has elapsed.
6.Cooperation. Participant agrees to cooperate fully with the Company and the Service Recipient at any time, whether during Participant’s employment or following any termination thereof, taking into account the requirements of any subsequent employment by Participant, on all matters relating to Participant’s employment, which cooperation shall be provided without additional consideration or compensation and shall include being available to serve as a witness and be interviewed and making available any books, records, and other documents within Participant’s control, provided, however, that Participant need not take any action hereunder that would constitute a violation of law or obligation to any third party (except to the extent such obligation arises due to any action taken by Participant with the intention to circumvent the operation of this Section 6 or cause a waiver of attorney-client privilege). Without limiting the generality of the foregoing, Participant shall cooperate fully and truthfully in connection with any (a) past, present, or future suit, action, claim, or other proceeding; (b)

Exhibit 10.4
inquiry, proceeding, or investigation by or before any governmental authority; (c) arbitration, mediation, or other alternative dispute resolution process, in each case involving the Company, the Service Recipient, or any Affiliates; and (d) internal investigation.
7.Miscellaneous.
7.1Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile (provided that receipt is confirmed by telephone), on the date sent, or (c) if delivered by an express courier, on the second Business Day after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company:
Cowen Digital Holdings LLC
c/o Cowen Inc.
599 Lexington Avenue, 20th Floor
New York, NY 10022
Attention:    General Counsel
If to Participant:
To the most recent address of Participant set forth in the personnel records of the Company.
7.2Amendments and Waivers.
(a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, the foregoing notwithstanding, this Agreement may be amended by the Company unilaterally to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein, the Plan or the ManagementCo LLC Agreement or to correct any errors or omissions so that this Agreement shall accurately reflect the agreement between the Company and the Participant, and to make any updates of a ministerial or non-material nature. No unilateral amendment may adversely affect Participant, except to the extent provided for or contemplated in the terms of this Agreement or the Plan (including, for the avoidance of doubt, pursuant to Article VII or IX thereof).
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
7.3Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
7.4Governing Law. Other than Section 5 (Restrictive Covenants) and Section 7.5 (Arbitration), this Agreement, the legal relations between the parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the

Exhibit 10.4
laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that could result in the application of the laws of any other jurisdiction. Section 7.5 (Arbitration) shall be governed by and construed in accordance with the Federal Arbitration Act. Section 5 (Restrictive Covenants) shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof that could result in the application of the laws of any other jurisdiction; provided that to the extent Participant’s work location is a California office, California law and jurisdiction shall replace New York under this Agreement during such period to the extent required by law.
7.5Arbitration.
(a)Any and all disputes with the Company or any Affiliate arising out of or relating to this Agreement or Participant’s employment will be submitted to and resolved exclusively by the Financial Industry Regulatory Association (“FINRA”) in accordance with its rules, unless Participant is not registered or is not subject to FINRA’s jurisdiction, in which case such disputes will be submitted to and exclusively resolved by American Arbitration Association (“AAA”) pursuant to the AAA’s employment Arbitration Rules and Mediation Procedures. In the event of arbitration before the AAA, the arbitrator’s fees and the administrative costs associated with holding the arbitration hearing (e.g., set-up and calendaring, room costs, etc.) will be paid by the Company; provided, however, that Participant will be responsible for paying Participant’s attorney’s fees, witness fees, and all other personal legal expenses related to Participant’s legal representation. In agreeing to arbitrate Participant’s claims, Participant recognizes that Participant is waiving Participant’s right to a trial in court and by a jury. The arbitration award shall be binding upon Participant, the Company, and any Affiliate and judgment upon the award may be entered in a court of competent jurisdiction. This arbitration provision applies to, but is not limited to, statutory discrimination, harassment, and retaliation claims under federal, state, and local law.
(b)Participant agrees to waive any and all rights to bring, participate, or recover any relief from a class, collective or other representative action against the Company and/or its Affiliates to the maximum extern permitted by law. If Participant is included in a class, collective or other representative action, Participant will take all steps necessary to opt-out of the action or refrain from opting-in. A court must decide any issue concerning the validity of this waiver, and an arbitrator does not have the authority to consider it or to allow Participant to serve as a representative of others in arbitration pursuant to this Section 7.5. If for any reason a court finds this waiver unenforceable, the class, collective or representative claim may only be heard in court and not arbitrated, and to the fullest extent permitted by law, Participant waives the right to a jury for any such claims. Participant retains the right to challenge the validity of this waiver.
(c)This arbitration provision does not apply to: (i) a claim for injunctive relief permitted under the ManagementCo LLC Agreement, the Plan, this Agreement or any agreement between Participant and the Company, for which jurisdiction shall be reserved in the federal and/or state courts in New York, with the parties consenting to personal jurisdiction; (ii) any claim arising under Sarbanes-Oxley; and (iii) claims prohibit by law from being arbitrated.
7.6Counterparts; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Agreement shall become effective as to a particular Participant when such Participant shall have received a counterpart hereof signed by the Company. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Exhibit 10.4
7.7Entire Agreement. This Agreement, together with the Plan and the ManagementCo LLC Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
7.8Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and the word “or” is not exclusive.
7.9Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law. If for any reason one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal, or unenforceable shall not in any way affect or impair the validity, legality, or enforceability of this Agreement in any other jurisdiction.
7.10Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
7.11Offset. In the event that Participant experiences a Termination, for any reason or no reason, the Company may offset, to the fullest extent permitted by law (and without triggering tax under Section 409A of the Code), any amounts of money or other property due to the Company from Participant, or advanced or loaned to Participant by the Company, from any money or property owed to Participant or Participant’s estate by the Company as a result of such Termination.
7.12Participant’s Employment . Nothing contained in this Agreement shall be deemed to obligate the Company or any of its Affiliates to employ Participant in any capacity whatsoever or to prohibit or restrict the Company or any of its Affiliates from terminating the employment of Participant at any time or for any reason whatsoever, with or without Cause.
7.13Tax Withholding. All compensation in respect of this Award is subject to withholding for taxes in such amounts and at such times as the Company determines to be required by law. Without limiting the generality of the foregoing, the Company shall be entitled to withhold (based on the Fair Market Value) a number of Units having an aggregate Fair Market Value equal to the applicable withholding amount. All amounts (if any) that are withheld and paid over to the appropriate taxing authority pursuant to this Section 7.13 shall be treated as having been paid to Participant. Regardless of the amount withheld or reported, Participant is solely responsible for all taxes in respect of this Award except the employer’s share of employment taxes (if any). If a taxing authority subsequently determines that withholding should have been made with respect to this Award (or any amount payable with respect thereto) and the Company or any of its Affiliates is required to pay any portion of Participant’s taxes that were not withheld, Participant shall reimburse the Company or Affiliate (as applicable) for the full amount paid by the Company or Affiliate in respect of such withholding, and the Company and ManagementCo shall be entitled to deduct and withhold the full amount of such required

Exhibit 10.4
reimbursement (to the extent not paid by Participant) from subsequent distributions and payments to Participant. Participant’s obligations under this Section 7.13 will survive the transfer, forfeiture, withdrawal, or other disposition by Participant of the whole or any portion of its interest in the Company, the death or legal disability of Participant and the termination, dissolution, liquidation and winding up of the Company, and the Company will be treated as continuing in existence for purposes of this Section 7.13.
7.14Incorporation, Recapitalization and/or Reorganization. If, in connection with a Reorganization Event, Participant receives securities or other consideration in respect of Participant’s Upstairs Class B Units, the rights and obligations set forth in this Agreement, and the Plan shall continue to apply to such securities or other consideration, mutatis mutandis. Participant agrees to take such actions and execute such documents (in Participant’s capacity as a member of the Company) as may be requested by the Company to give effect to any such event, including executing operating agreements, unitholder agreements or similar agreements, or joinders thereto.
* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
CDIG MANAGEMENT CO. LLC
By:
Name:
Title:

PARTICIPANT
Name:    __________________________
Date:    __________________________
Address:

NUMBER OF UPSTAIRS CLASS B UNITS GRANTED:        [●]
PROFITS INTEREST HURDLE:                    [●]
GRANT DATE:                            [●]
VESTING START DATE:                        [●]

Signature:     ______________________